Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Provides Historical Financial Information

For Its New Reporting Segments

LEHIGH VALLEY, Pa. (October 16, 2006) – Air Products (NYSE:APD) today provided unaudited historical financial information for its six new business segments as announced on October 2, 2006. The unaudited financial information, which covers fiscal 2002 through the third quarter of fiscal 2006, has been posted to the company’s Investor Relations web site at www.airproducts.com/Invest/financialnews/segment.htm.

With its commitment to be more focused, less cyclical and higher growth, Air Products recently completed a business reorganization that aligns its organizational structure to its strategic direction. This reorganization included the appointment of a Chief Operating Officer, divestiture of the company’s amines business, and the formation of four global businesses. Going forward, financial performance will be reported under six segments: Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals.

Air Products will release fiscal fourth quarter and full-year financial results in keeping with this new segmentation on Wednesday, October 25, 2006. The company will host a teleconference at 10:00 a.m. Eastern Time that same day: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm         .

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $8.1 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

#	# # Media Inquiries:

Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.

Investor Inquiries:

Ken Walck, tel: (610) 481-8315; e-mail: walckkm@airproducts.com.